Exhibit 2.1
SHARE PURCHASE AGREEMENT
BETWEEN:
          - KB Home, a Delaware corporation having its principal executive offices at 10990 Wilshire Boulevard, Los Angeles, California 90024 — U.S.A., represented by Domenico Cecere, its Executive Vice President and Chief Financial Officer (hereinafter referred to as the “Parent”), duly authorized for the purposes hereof;
          - Kaufman and Broad Development Group, a California corporation having its principal executive offices at 10990 Wilshire Boulevard, Los Angeles, California 90024 — U.S.A., represented by Domenico Cecere, its Vice President, duly authorized for the purposes hereof;
          - International Mortgage Acceptance Corporation, a Delaware corporation having its principal executive offices at 10990 Wilshire Boulevard, Los Angeles, California 90024 — U.S.A., represented by Domenico Cecere, its Vice President, duly authorized for the purposes hereof; and
          - Kaufman and Broad International, Inc., a California corporation having its principal executive offices at 10990 Wilshire Boulevard, Los Angeles, California 90024 — U.S.A., represented by Domenico Cecere, its Vice President (together with Kaufman and Broad Development Group and International Mortgage Acceptance Corporation hereinafter collectively referred to as the “Selling Subsidiaries”);
The Parent and each of the Selling Subsidiaries are acting jointly and severally
(conjointement et solidairement)
Of the first part,
AND:
          - Financière Gaillon 8 SAS, a société par actions simplifiée with a capital of 45,000 Euros, having its principal office at 43, avenue de l’Opéra in Paris (France), registered with the French trade and company registry under n°RCS Paris 497 658 377 (hereinafter referred to as the “Purchaser”), duly represented for the purposes hereof by Frédéric Stévenin, duly authorized for the purposes hereof;
Of the second part,
          The Parent, the Selling Subsidiaries and the Purchaser are hereinafter referred to collectively as the “Parties” and, individually, as a “Party”, it being specified that for the purposes hereof, the Parent and the Selling Subsidiaries shall be deemed one single Party.
RECITALS
          Kaufman & Broad SA (the “Company”) is a French société anonyme with a share capital of 5,792,065.24 Euros, having its principal office at 127, avenue Charles de

Gaulle in Neuilly-sur-Seine (92), France, registered with the French trade and company registry under n° RCS Nanterre 702 022 724.
          The share capital of the Company is divided into 22,277,174 shares, with a par value of 0.26 Euro per share.
          The Parent owns 100% of the issued and outstanding shares of KB HOME Greater Los Angeles Inc., a California corporation, which in turn owns directly or indirectly 100% of the issued and outstanding shares of each of Kaufman and Broad International, Inc., Kaufman and Broad Development Group and International Mortgage Acceptance Corporation. These three corporations, in turn, own, respectively, 9,428,100, 1,493,794 and 60 shares of the Company, representing, respectively, 42.3%, 6.7% and almost nil percent of the share capital of the Company (together, the “Shares”). The Shares represent 49% of the share capital of the Company.
          The companies in which the Company owns, directly or indirectly, more than fifty percent of the share capital and voting rights are hereinafter referred to as the “Company Subsidiaries”; the Company and the Company Subsidiaries are hereinafter together referred to as the “Group Companies” and each individually as a “Group Company”; a list of the main Company Subsidiaries is attached at Exhibit A (the “Main Company Subsidiaries”).
          The Parent has invited potential investors to consider a transaction involving the sale of the Shares, all as more fully described in two process letters respectively dated March 1st, 2007 and March 28, 2007.
          As part of this process, the Purchaser has had access to the Internet Data Room, the Q&A and to management presentations.
          Subject to the terms and conditions of this Agreement, the Parent and the Selling Subsidiaries wish to sell, and the Purchaser wishes to purchase, the Shares (the “Transaction”).
          Concomitantly with this execution of the Agreement, on the date hereof the Purchaser has entered into a separate share purchase agreement and a separate contribution agreement with Mr. Guy Nafilyan (the “Nafilyan Agreements”) by which, subject exclusively to the terms and conditions set forth in the Nafilyan Agreements, Mr. Guy Nafilyan has undertaken to sell or contribute, and the Purchaser has undertaken to acquire in cash or in consideration for the issuance of newly issued shares of the Purchaser, the Management Shares at the same price per share as the Price per Share.
          The Parties acknowledge that, upon completion of the Transaction and of the acquisition by the Purchaser of the Management Shares, the Purchaser will file with the Autorité des marches financiers (the “AMF”) an offer to purchase, in conformity with applicable stock market regulations, the remaining shares of the Company (the “Offer”) listed on the Compartment A of the regulated market Eurolist by Euronext™ in Paris. In this context, the Company will appoint within 5 Business Days from the date hereof an independent expert, in conformity with applicable stock market regulations, in order for the latter to prepare a report relating to the financial conditions of the Offer. The Purchaser will not (i) voluntarily file with the AMF the Offer at a price per share higher than the Price per Share or (ii) increase the price of the Offer during the Offer period.

NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:
ARTICLE 1
DEFINITIONS
          1.1 Defined Terms. For the purposes of this Agreement, the following terms and expressions will have the meanings ascribed to them below:
          “Affiliates” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” shall be construed in accordance with the provisions of Article L. 233-3 of the French Commercial Code.
          “Agreement” shall mean the present share purchase agreement.
          “AMF” has the meaning ascribed to it in the recitals of this Agreement.
          “Antitrust Clearance(s)” shall have the following meaning:
          (a) the issuance of a decision by the European Commission declaring the Transaction compatible with the common market pursuant to Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation or the deemed declaration of the compatibility of the Transaction with the common market pursuant to Article 10(6) of the EC Merger Regulation; and
          (b) in the event that the whole or any part of the Transaction is referred to the competent authority of any Member State of the European Union pursuant to Article 9(3)(b) or Article 4.4 of the EC Merger Regulation or is deemed to be so referred pursuant to Article 9(5) or Article 4.4 of the EC Merger Regulation, the clearance (or if applicable under the relevant national Law, deemed clearance) of the whole or relevant part of the Transaction that was so referred or deemed to be referred.
          “BelgeCo” has the meaning ascribed to it in Section 5.1.3 hereof.
          “Business Day” means any calendar day except Saturdays, Sundays and official holidays, on which banks generally are open for the transaction of business in Paris, France.
          “Business” means the business carried out by the Group Companies, as described in Chapter 1 of the Company’s 2006 Document de Référence filed with the AMF on March 30, 2007.
          “Closing” has the meaning ascribed to it in Section 3.1 hereof.
          “Closing Date” has the meaning ascribed to it in Section 3.1 hereof.
          “Company” has the meaning ascribed to it in the recitals of this Agreement.
          “Company Subsidiaries” has the meaning ascribed to it in the recitals of this Agreement.

          “Confidentiality Agreement” has the meaning ascribed to it in Section 9.2.2 hereof.
          “Core Intellectual Property” has the meaning ascribed to it in Exhibit B.
          “Fairness Opinion” has the meaning ascribed to it in Section 5.1.3 hereof.
          “Governmental Body” means any court or government (federal, state, local, national, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.
          “Governing Documents” means, with respect to any Person that is not a natural Person, the certificate or articles of incorporation, memorandum and articles of association, partnership agreements, by-laws, deed of trust, formation or governing agreement and other charter or organizational documents or instruments governing the business or affairs of such Person.
          “Group Company” has the meaning ascribed to it in the recitals of this Agreement.
          “Intellectual Property” means any patents, trademarks, service marks, logos and signs, trade names, company names, design rights, drawings, architect’s plans, landscapes designs, interior designs and décor, signboards, inventions, labels, plot and development layout, advertising and marketing images and techniques, copyrights (including rights in computer software programs or applications), domain names, websites, know how, processes, techniques, expertise, business models and other intellectual property rights, in each case whether registered or unregistered and including applications for and the right to apply for the grant of any of such rights, and all rights or forms of protection having equivalent or similar effect to any of the foregoing, which exist and are used, as of the date hereof, by any of the Group Companies to carry out the Business in any European Economic Area country and in Switzerland.
          “Internet Data Room” means the internet data room organized by the Parent containing certain information and documents of a financial, accounting, fiscal, environmental, social, legal and operational nature pertaining to the Group Companies to which the Purchaser had access from March 23, 2007 to April 17, 2007.
          “Investment Services Provider” means the investment services provider (prestataire de services d’investissement) jointly appointed by the Parent and the Purchaser with respect to the acquisition and sale of the Shares, i.e., CACEIS or any other Investment Services Provider to be jointly appointed by the Parent and the Purchaser.
          “Law” means any statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Body.
          “License and Service Agreement” means the license and service agreement entered into between the Parent and the Company on January 6, 2000 as amended on October 12, 2004.

          “Lien” means any lien, mortgage, surety, pre-emptive right, option, other third party right, restriction of any nature whatsoever on free transferability or claim of any nature whatsoever.
          “Main Company Subsidiaries” has the meaning ascribed to it in the recitals of this Agreement.
          “Management Shares” shall mean the 279,806 shares of the Company owned by Mr. Guy Nafilyan and not subject to legal, tax or social security restrictions, as set out in first column of Exhibit C attached hereto, to be transferred to the Purchaser at the same price as the Price per Share on or before the Closing Date pursuant to the Nafilyan Agreements.
          “Nafilyan Agreements” has the meaning ascribed to it in the recitals of this Agreement.
          “Notes” shall mean the 8 3/4% senior notes due August 2009 of the Company issued under the indenture agreement dated as of July 29, 2002 between the Company and the Bank of New York (the “Indenture”), together with any additional senior notes which may be issued under the Indenture.
          “Note Consent Solicitation” means a conditional solicitation to be made by the Company in accordance with standard market practice and all applicable laws and regulations in connection with the Note Tender Offer to all holders of the Notes to request the consent of each holder of the Notes to the removal of the restrictive covenants set out in Sections 4.10 through 4.18 (inclusive) of the Indenture.
          “Note Tender Offer” means a conditional offer by the Company to all holders of the Notes in accordance with standard market practice and all applicable laws and regulations, including Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended, to purchase all Notes tendered for cash, such offer to remain open for not less than the 20 business days or such longer period as may be required under applicable laws and regulations.
          “Offer” has the meaning ascribed to it in the recitals of this Agreement.
          “Parent” has the meaning ascribed to it in the introductory paragraphs of this Agreement.
          “Parent’s Knowledge” means the knowledge of at least one of the following Persons: Domenico Cecere and Jeffrey T. Mezger, without further investigation and inquiry, excluding, for the avoidance of doubt, any other Person and in particular any other officer or employee of the Parent or the Selling Subsidiaries or any other director, manager or employee of the Group Companies.
          “Party” has the meaning ascribed to it in the introductory paragraphs of this Agreement.
          “Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
          “Price per Share” has the meaning ascribed to it in Section 2.3 hereof.

          “Proceeding” means any action, audit (including but not limited to statutory or administrative audit), hearing, inquiry, investigation, claim, complaint, litigation or suit (whether civil, administrative, or criminal) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.
          “Purchase Price” has the meaning ascribed to it in Section 2.3 hereof.
          “Purchaser” has the meaning ascribed to it in the introductory paragraphs of this Agreement.
          “Q&A” means the answers and additional documents provided to the Purchaser by the Parent and the Company in response to questions and requests addressed to them in the context of the Internet Data Room.
          “Reference Price Per Share” means the Price per Share, reduced, if applicable, by the per Company share amount of any distribution of any nature whatsoever (including, without limitation, any distribution of dividend, “report à nouveau”, reserve or premium or share capital reduction) carried out by the Company during the twelve (12)-month period following the Closing Date (other than the additional dividend distributed pursuant to Section 5.1.2).
          “Remaining Intellectual Property” has the meaning ascribed to it in Exhibit 5.1.3.
          “Selling Subsidiaries” has the meaning ascribed to it in the introductory paragraphs of this Agreement.
          “Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Substituted Affiliate” has the meaning ascribed to it in Section 10.3.2 hereof.
          “Tax” means any and all taxes, duties, levies, fees, assessments and governmental charges of any kind, whether payable directly or by withholding, including without limitation, income, franchise, property, sales, customs, value added, employment, gains, and social security taxes and charges (including in respect of pension and retirement contributions, family allowance contributions and all other contributions assessed on salaries), together with any interest, penalties or additions to tax with respect thereto, imposed by any Governmental Body.
          “Territories” has the meaning ascribed to it in Exhibit B.
          “Transaction” has the meaning ascribed to it in the recitals of this Agreement.
          “Transfer of Core Intellectual Property” means all steps and transactions resulting in the Company owning indirectly the Core Intellectual Property, as a result of the contribution of the Core Intellectual Property to BelgeCo, the purchase of 100% of the shares of BelgeCo by the Company and the termination of the License and Service Agreement as further described in Section 5.1.3.
          1.2 General Interpretive Principles Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (vi) the terms “Article”, “Section” and “Exhibit” refer to the specified Article, Section or Exhibit of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.
          1.2.1 A reference to any Person includes such Person’s successors and permitted assigns.
          1.2.2 Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
          1.2.3 The Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.
          1.2.4 The headings and captions of the various Articles, Sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.
          1.2.5 The Parent and the Purchaser, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE 2
SALE AND PURCHASE
          2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement and in consideration of the full payment of the Purchase Price to the Selling Subsidiaries, the Selling Subsidiaries shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Subsidiaries, the Shares, free and clear of all Liens, as well as all rights attaching to the Shares, provided however that the double voting right attached to each of the Shares will be cancelled upon transfer of the Shares to the Purchaser in accordance with the by-laws of the Company. It is agreed that the rights attaching to the Shares include, without limitation, the right to receive all dividends and distributions declared, made and/or paid on or after the Closing Date, provided however that the Purchaser shall not be entitled to the additional cash dividend to be declared and paid by the Company in accordance with Section 5.1.2. Title to the Shares will be transferred to the Purchaser only upon full payment of the Purchase Price to the Selling Subsidiaries or as otherwise agreed between the Purchaser and the Parent. The Parent and the Selling Subsidiaries expressly acknowledge and agree that the sale of all of the Shares pursuant hereto, when added to the sale of the Management Shares, will, in the aggregate, confer to the Purchaser upon completion of the Transaction on the Closing Date at least 50.01% of the share capital and voting rights of, the Company on a fully diluted basis (i.e. assuming all stock options giving right to newly issued shares of the Company are exercised and not including any potential dilution in connection with restricted stock (actions gratuites), on the basis of the last monthly publication of voting rights made by the

Company), and that the foregoing is an essential condition for the Purchaser, which shall be entitled to refuse to fulfill its obligations hereunder in the event that the Shares and the Management Shares do not, in the aggregate, confer to the Purchaser upon completion of the Transaction on the Closing Date at least 50.01% in the share capital and voting rights of the Company on such fully diluted basis.
          2.2 Form of Sale. The Shares shall be sold and purchased by means of an off-market block trade (cession de bloc hors marché) in accordance with articles 516-2, 516-3 and 516-4 of the Règlement Général of the AMF (or to any other provisions strictly equivalent to said articles which would be in force on the Closing Date).
          2.3 Purchase Price. The consideration to be paid by the Purchaser to the Selling Subsidiaries for the Shares under this Agreement shall consist of a purchase price per Share of 55 Euros reduced by the additional dividend of 4.83 Euros per Company share to be declared and paid by the Company in accordance with Sections 5.1.2, i.e. 50.17 Euros (the “Price per Share”) times the number of Shares, i.e. a total of 547,954,432.18 Euros in cash (the “Purchase Price”).
ARTICLE 3
CLOSING
          3.1 Date and Place of Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 9.2 herein, and subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1 herein, the closing of the sale and purchase of the Shares (the “Closing”) shall take place before the expiry of five (5) Business Days after the fulfillment of the last condition precedent to take place amongst those set forth in Sections 9.1.1(a), and 9.1.2(b) with respect to the covenants set forth in Sections 5.1.2, 5.1.3 and 5.1.4, and not later than 120 days (inclusive) after the date hereof, at the offices of Gide Loyrette Nouel, 26-38 Rue de l’Industrie, B-1040 Bruxelles (Belgium). The Closing shall take place at a date and time to be set by agreement between the Parties, or failing such agreement, at 10:00 a.m. on the last Business Day of such five-Business Day period. The date on which the Closing shall take place is referred to herein as the “Closing Date”.
          3.2 Closing Transactions and Deliveries. On the Closing Date:
          3.2.1 The Selling Subsidiaries shall transfer the Shares to the Purchaser and the Purchaser shall pay the Purchase Price to the Selling Subsidiaries in accordance with the terms of Section 2.1. To this effect, at least seven (7) Business Days before the Closing Date, (i) the Purchaser shall indicate to the Parent if it wants to receive the Shares in a bearer form (porteur) or in a pure registered form (nominatif pur) and shall indicate to the Parent the details of the security account on which the Shares shall be transferred and (ii) the Parent shall provide the Purchaser in writing with the details of the Selling Subsidiaries’ bank accounts opened with the Investment Services Provider.
          3.2.2 The Selling Subsidiaries and the Purchaser shall deliver to the Investment Services Provider a joint transfer instruction with respect to the sale by the Selling Subsidiaries and the purchase by the Purchaser of the Shares in accordance with articles 516- 2, 516-3 and 516-4 of the Réglement Général of the AMF (or to any other provisions strictly equivalent to said articles which would be in force on the Closing Date).

          3.2.3 In addition, the Selling Subsidiaries and the Parent shall also deliver or cause to be delivered to the Purchaser:
(a)	duly executed share transfer forms (ordres de mouvement) or such irrevocable instruction letters necessary to effect the transfer of the Shares in favor of the Purchaser;

(b)	unconditional resignation letters, effective on the Closing Date, of Jeffrey T. Mezger, Ronald W. Burkle, Dr. Ray R. Irani and Luis G. Nogales as members of the Company’s Board of Directors, and a release executed by each such Person in a form approved by the Purchaser releasing the Company from all claims against it with respect to such resignation whether for loss of office, accrued remuneration or otherwise; it being specified that should there be any Persons representing or employees of the Parent or any Parent’s Affiliates (except for Group Companies) who are directors of the Companies Subsidiaries their unconditional resignation letter shall be remitted as well;

(c)	a certificate stating that all the representations and warranties with respect to the Parent, the Selling Subsidiaries and the Company as mentioned in Article 4 are true and accurate as of the Closing Date;

(d)	a certificate from the Company executed by Guy Nafilyan, Joel Monribot and Philippe Misteli stating that the Shares, when added to the Management Shares, as evidenced in the share register of the Company or any other appropriate document, represent, upon completion of the Transaction on the Closing Date, at least 50.01% of the share capital and 50.01% of the voting rights of the Company on a fully-diluted basis (i.e., assuming all stock options giving right to newly issued shares of the Company are exercised and not including any potential dilution in connection with restricted stock (actions gratuites), on the basis of the last publication of voting rights made by the Company);

(e)	a certificate evidencing that all the condition precedents set forth in Section 9.1.2 herein are fulfilled unless waived by the Purchaser;

(f)	the certified copy of the minutes of the board of directors of the Company to be held on the Closing Date:
(i)	subject to the Purchaser having provided to the Company, no later than 5 Business Days prior to the Closing Date, a final version of the draft Offer document (projet de note d’information) to be filed with the AMF in connection with the Offer, recommending the Offer on the basis of such draft Offer document and the report on the financial conditions of the Offer prepared by the independent expert;

(ii)	acknowledging the resignations of the directors of the Company listed in Section 3.2.3(b) above; and

(iii)	appointing, through a cooptation procedure, the Persons the names of whom shall be submitted by the Purchaser to the Parent at least seven (7) Business Days before the Closing Date as new members of the board of directors of the Company to replace the resigning directors of the Company listed in Section 3.2.3(b) above;
(g)	evidence reasonably satisfactory to the Purchaser that (i) the termination of the License and Service Agreement has been duly authorized by all the parties thereto and is valid and effective, (ii) the transfer of all the shares of BelgeCo has been duly authorized by all the parties thereto and is valid and effective, (iii) BelgeCo is the valid and sole owner of the Core Intellectual Property and (iv) the Transfer of Core Intellectual Property has been duly authorized and validly carried out, in accordance with Section 5.1.3.
          3.2.4 In addition, the Purchaser shall also deliver or cause to be delivered to the Parent:
(a)	the Purchase Price in immediately available funds to the Selling Subsidiaries’ accounts opened with the Investment Services Provider, in accordance with the form of sale mechanism referred to in Section 2.2 above;

(b)	a certificate evidencing that all the condition precedents set forth in Section 9.1.3 herein are fulfilled unless waived by the Parent.
          3.2.5 The Parties shall execute all instruments and documents and otherwise take all actions as shall be necessary or required by Law and this Agreement to transfer the Shares and consummate the Transaction.
          3.3 In addition to the rights contained in Article 9 hereof, if either Party does not comply with Section 3.2 hereof in any material respect, the other Party may, without prejudice to any other rights it has:
(a)	proceed with the Closing; or

(b)	defer the Closing Date no more than five (5) Business Days after the date on which the Closing would otherwise have taken place.
          3.4 Subject to Section 9.2 hereof, failure to proceed with the Closing on the date and at the place determined pursuant hereto will not in itself result in the termination hereof and will not relieve any Party of any obligation under this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of the Parties. Each Party makes to the other Party the following representations and warranties as of the date hereof and as of the Closing Date.
          4.1.1 Organization and Standing. Each Party is a legal entity having the corporate form specified in this Agreement, duly organized and incorporated, validly existing and is not subject to any reorganization, liquidation, insolvency or other similar Proceedings under the Laws of its jurisdiction of incorporation.
          4.1.2 Authority to Execute and Perform the Agreement.
(a)	Each Person signing this Agreement on behalf of a Party has all requisite power and authority to execute and deliver this Agreement and bind such Party as contemplated herein.

(b)	The execution, delivery and performance of this Agreement and the completion of any of the transactions contemplated herein by each Party have been duly authorized by all necessary corporate action on behalf of such Party.

(c)	Assuming the due authorization and execution by the other Party, this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms.
          4.1.3 No Violation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof (i) conflicts with or violates any provision of its Governing Documents; (ii) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, or accelerates the maturity of any agreement or instrument to which it is a party or by which any of it is bound; or (iii) subject to making any filing (other than filings required (a) to achieve Antitrust Clearance, (b) to launch the Offer or (c) to be made pursuant to Article L. 233-7 of the French Commercial Code or pursuant to the by-laws of the Company), constitutes a violation by it of any Laws to which it is subject, or otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body, except for any such matters that would not, individually or in the aggregate, have a material adverse effect on its ability to execute this Agreement or consummate any of the transactions contemplated herein. Each Party acknowledges that the change of control provisions of the Notes may be triggered by the Transaction.
          4.2 Representations and Warranties of the Parent and the Selling Subsidiaries. The Parent and the Selling Subsidiaries hereby jointly and severally make the following representations and warranties for the benefit of the Purchaser as of the date hereof and as of the Closing Date (except as otherwise specified):

          4.2.1 Shares of the Company — Title to the Shares.
(i)	The Selling Subsidiaries are the sole and valid owners of the Shares.

(ii)	The ownership of the Shares is free and clear from any Lien and there exists no commitment to give or create any Lien affecting any of the Shares.

(iii)	Upon completion of the Transaction contemplated herein, the Purchaser shall have valid and marketable title to the Shares, free and clear of any Liens, provided however that the double voting rights attached to each of the Shares will be cancelled upon transfer of the Shares to the Purchaser in accordance with the by-laws of the Company. The Purchaser will acquire the Shares as well as all rights attaching to the Shares including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after the date hereof, provided however that the Purchaser shall not be entitled to the additional cash dividend to be declared and paid by the Company in accordance with Sections 5.1.2 .
          4.2.2 Absence of Litigation. There is no Proceeding pending against, or to the Parent’s Knowledge, threatened in writing against, the Parent or any of its Affiliates before or by any Governmental Body, and neither the Parent nor any of the Parent’s Affiliates is subject to any outstanding injunction, order, judgment or decree, which in each case challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
          4.2.3 Consents. Neither the Parent nor the Selling Subsidiaries are subject to the making of any filings, or otherwise required to obtain any consent, approval, authorization, registration or make any filing by, or with, a Governmental Body, which would condition the execution, delivery or performance by them of this Agreement.
          4.2.4 Relationships between the group of the Parent and the Group Companies. As of the Closing Date, there will exist no ongoing contracts or other arrangements between (a) the Parent or any of the Parent’s Affiliates, on the one hand, and (b) any Group Company on the other hand. The Parent and its Affiliates do not have any right against any Group Company on whatever ground with respect to any such contracts or other arrangements.
          4.2.5 Core Intellectual Property. The valid and effective Transfer of Core Intellectual Property prior to the Closing Date is an essential condition to the acquisition of the Shares by the Purchaser. Without prejudice to such other representations and warranties as are set forth in the term sheet attached as Exhibit 5.1.3, the Parent represents and warrants to the Purchaser that at the Closing Date:
(a)	the Core Intellectual Property shall be validly owned by BelgeCo;

(b)	any and all steps and transactions which form part of the Transfer of Core Intellectual Property have been duly authorized (related party transaction), are valid and effective; and

(c)	BelgeCo is a newly created company with no past, existing or potential liability and no past or existing operation at the date of its acquisition by the Company.
[***]
          4.2.6 Bonuses in connection with the Transaction. No bonuses, financial incentives or other arrangements have been granted by the Parent or any of its Affiliates (including the Group Companies) to any of the employees or corporate officers of any Group Company, and the Parent undertakes not to (and undertakes that its Affiliates, including the Group Companies, shall not) grant bonuses or arrangements in connection with the Transaction other than those that have been disclosed in writing by the Parent to the Purchaser prior to the date hereof and that may be paid by the Parent.
          4.3 Representations and Warranties of the Purchaser
          The Purchaser hereby makes the following representations and warranties for the benefit of each of the Parent and the Selling Subsidiaries as of the date hereof and as of the Closing Date:
          4.3.1 Financing.
(a)	The Purchaser has available to it, and on the Closing Date will have, funds in an amount sufficient to enable it to consummate the transactions contemplated herein and to acquire all the remaining shares of the Company through the Offer (other than the Shares and the Management Shares), without any delay or restriction that would adversely impact the certainty of the Purchaser’s ability to so consummate.

(b)	The Purchaser has delivered to the Parent true and complete copies of all equity and debt commitments for financing to be used to complete the transactions contemplated by this Agreement and to acquire all remaining shares of the Company through the Offer subject to terms and conditions therein and there are no other arrangements or agreements that in any way condition, restrict, impair or limit such financing as represented by such commitments (such as material adverse change, additional due diligence, delivery of legal opinions or contracts, or other specific conditions to drawing that are not within the Purchaser’s sole control). Each such commitment is valid, binding and in full force and effect subject to terms and conditions therein. Each debt financing is extended by one or more lending institutions having

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at least a Standard & Poor’s long term issue rating of “A-” or a Moody’s equivalent rating and provide for “certain funds”.
          4.3.2 Absence of Litigation. There is no Proceeding pending against, or to the knowledge of the Purchaser, threatened in writing against, the Purchaser or any of its Affiliates before or by any Governmental Body, and neither the Purchaser nor any of the Purchaser’s Affiliates is subject to any outstanding injunction, order, judgment or decree, which in each case challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
          4.3.3 Consents. Except for Antitrust Clearances, the Purchaser is not subject to the making of any filings, or otherwise required to obtain any consent, approval, authorization, registration or make any filing by, or with, a Governmental Body, which would condition the execution, delivery or performance by the Purchaser of this Agreement.
          4.3.4 Absence of any interest in the Company. Neither the Purchaser nor any of its Affiliates own any shares in the Company on the date hereof.
          4.4 No other Representations and Warranties. The Parties acknowledge and agree that no representations or warranties or other assurances, express or implied, have been given or are given to any Party (including its Affiliates and advisers and representatives) in connection with the transaction as contemplated herein other than those expressly given by the Parties in this Agreement.
ARTICLE 5
COVENANTS
          5.1 Covenants of the Parent and the Selling Subsidiaries
          5.1.1 Conduct of Business. Between the date hereof and the Closing Date and except for what (i) is expressly provided for herein, (ii) is required by Law, (iii) is required in connection with the completion of the transactions contemplated by this Agreement (for the avoidance of doubt, this would include but not be limited to the filing of any election under U.S. Internal Revenue Code section 7701 and the applicable regulations thereunder to change the U.S. tax entity classification of any of the Company Subsidiaries, provided that such election will not require any modification of the legal form or French tax status of the Company Subsidiaries and that such election will not involve any tax French tax consequences for the Purchaser and the Group Companies), (iv) results from the completion of transactions or projects that have been publicly disclosed prior to the date hereof or (iv) may be accepted in writing by the Purchaser, the Parent and the Selling Subsidiaries shall not cause the board of the Company to take any action, other than in the normal and ordinary course consistent with past practice. In particular, the Parent and the Selling Subsidiaries shall cause the Company, except with the Purchaser’s prior written approval, not:
(a)	to amend its articles of incorporation, dissolve, or wind up;

(b)	to authorize or issue any share (or any other securities), other than as a result of the exercise of outstanding stock options, or grant any stock option or restricted stock (actions gratuites);

(c)	to declare, make or pay any dividend related to financial year 2006 or any previous or subsequent financial years with the exception of the payment by the Company of the cash additional dividend to be declared and paid by the Company in accordance with Section 5.1.2;

(d)	to change the composition of the Company’s board of directors or the management of the Company; and

(e)	whenever prior authorization is requested by the board of directors of the Company prior to an action, to authorize any action by the board of directors of the Company outside the ordinary course of business.
          5.1.2 Additional cash dividend. The Parent and the Selling Subsidiaries shall procure that, on or before the Closing Date, the Company will declare and pay to the shareholders of the Company of record immediately prior to Closing an additional cash dividend of an amount of 4.83 Euros per Company share
          5.1.3 Intellectual Property Rights. On or prior to the Closing Date, the Parent will have executed an agreement with a newly created Belgian subsidiary of the Parent, which will elect to be treated as a disregarded entity for U.S. federal tax purposes, (“BelgeCo”) substantially in line with the main terms and conditions attached in Exhibit 5.1.3 pursuant to which (i) the Parent (and any relevant entity owning part of the Core Intellectual Property) shall contribute to BelgeCo all the Core Intellectual Property, (ii) BelgeCo will license to Parent the Core Intellectual Property for the duration of the License and Service Agreement, (iii) the Parent undertakes to transfer (and cause its Affiliates to transfer) within the time period specified in Exhibit 5.1.3 for a nominal value any and all the Remaining Intellectual Property BelgeCo may require, and will have no obligation in this regard after such time period, and (iv) the Parent waives (and cause its Affiliates to waive) any rights against the Group Companies for use by them of any Intellectual Property rights in the European Economic Area and Switzerland in accordance with the terms and conditions agreed to by Parent and BelgeCo. On or prior to the Closing Date, the License and Service Agreement shall be terminated, upon which the Parent will pay back prepaid royalties to the Company in an amount of [***] Euros (the “Repayment”), and the Company shall purchase from the Parent 100% of the shares of BelgeCo for [***] Euros (the “Share Payment”), provided that the board of directors of the Company shall have previously authorized such termination and such acquisition in view of the valuation of the Core Intellectual Property (the “Fairness Opinion”) carried out by Maurice Nussenbaum, an independent expert appointed to that effect by the Company and whose report is attached hereto as Exhibit 5.1.3 bis. The amount of the Share Payment shall be fully offset by the amount of the Repayment, the Parent paying solely 4 million Euros to the Company in that respect. BelgeCo shall have no liability and no asset other than the Core Intellectual Property. The Parent shall transfer and deliver to the Company, valid and marketable title to such BelgeCo shares, free and clear of any Lien, as well as all rights attaching to such BelgeCo shares.
          5.1.4 Tender Offer on the Notes and Consent to remove restrictive covenants on the Notes. The Parent shall cause the Company to commence, in compliance with the

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terms of the Indenture and no later than 15 Business Days following the date of this Agreement, the Note Tender Offer and the Note Consent Solicitation and establish a record date for purposes of the Note Consent Solicitation being the Business Day immediately preceding the first to occur of the following two events (i) the Parent publicly disclosing the granting of exclusivity to the Purchaser and (ii) the Transaction being publicly announced; provided however, that each of the Note Tender Offer and Note Consent Solicitation will be conditioned upon the occurrence of the Closing such that if the Closing does not occur, the Company shall have the right to terminate the Note Tender Offer and Note Consent Solicitation. The Note Tender Offer and the Note Consent Solicitation shall comply with applicable laws and standard market practice and the global price for both the Note Tender Offer and the Note Consent Solicitation shall be equal to the Note Offer Price (as defined below) or any other price agreed upon between the Purchaser and the Company. The Note Offer Price shall be equal to a price (expressed as a percentage of the principal amount of the Notes), determined on the Trading Day immediately preceding the date on which the Note Tender Offer is to be launched, equal to the present value of all remaining scheduled payments of principal and interest in respect of the Notes (assuming no payments of additional amounts will be due), discounted to the date of determination at a rate equal to the Bund Rate plus a margin of 0.50% per annum. The “Bund Rate” as of the date of determination will be the rate entitled "Bundesanleihe (long-term bonds) number 145 3.5% due 9 October 2009 issued by the Federal Republic of Germany” that appears on Bloomberg commercial information service page PXGE as of 11:00 a.m. Paris time on such date. For purposes of the foregoing, a Trading Day will be a day on which quotations of the Bund Rate are published on Bloomberg commercial information service page PXGE.
          5.1.5 Notices of Certain Events relating to Representations, Warranties and Covenants. During the period beginning on the date hereof and ending on the Closing Date, the Parent shall promptly notify the Purchaser of (i) the occurrence, or failure to occur, of any event, that would be likely to cause any of the representations or warranties made by the Parent and the Selling Subsidiaries contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (ii) any material failure to comply with or satisfy any of the covenants, conditions or agreements to be complied with or satisfied by the Parent and the Selling Subsidiaries under this Agreement.

          5.2 Covenants of the Purchaser
          5.2.1 Filings Under Antitrust Laws
(a)	The Purchaser shall, as promptly as is reasonable as of the date hereof, make such applications as may be necessary to obtain all consents, waivers, approvals, authorizations or orders and to make all filings (including, without limitation, any Antitrust Clearance(s) and all other filings with Governmental Bodies) lawfully required to be obtained from or filed with all applicable Governmental Bodies in connection with the authorization, execution and delivery of this Agreement by the Parties and the consummation by them of the transactions contemplated herein. Without prejudice to the foregoing obligations, the Purchaser undertakes to use its reasonable efforts to ensure that all documents that it files with the competent Governmental Bodies will not be declared incomplete or lead to any suspension of the time periods for approval of the Transaction by the competent Governmental Bodies.

(b)	The Purchaser shall keep the Parent regularly informed of the progress of any such procedures undertaken by Purchaser (or by any of Purchaser’s Affiliates, agents or representatives) before the competent Governmental Bodies in connection with the transactions contemplated hereunder and as to the contents of all communications with such Governmental Bodies.

(c)	Each Party shall use its reasonable efforts to resolve such objections if any, as may be asserted by a Governmental Body, or a Person in good faith, with respect to the transactions contemplated hereby under any applicable Law. In connection with the foregoing, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any applicable Law, each Party shall cooperate in all respects with the other and use its reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
          5.2.2 Financing Commitment. The Purchaser shall not amend, modify or terminate, or grant any waivers under the debt or equity financing commitments delivered pursuant to Section 4.3.1(b), or cancel any such commitments to fund the acquisition of all the securities of the Company thereunder in manner that (i) reduces the aggregate amount of the financing committed thereunder (unless, as far as debt commitments are concerned, the Purchaser has obtained in advance of any such reduction binding equity commitments in the amount of such reduction), or (ii) materially and adversely affects the Purchaser’s ability to receive proceeds thereunder at the Closing sufficient to enable the Purchaser to complete the transaction contemplated by the terms of this Agreement.

          5.2.3 Notices of Certain Events Relating to Representations, Warranties and Covenants. During the period beginning on the date hereof and ending on the Closing Date, the Purchaser shall promptly notify the Parent of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of the representations or warranties made by the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (ii) any material failure to comply with or satisfy any of the covenants, conditions or agreements to be complied with or satisfied by the Purchaser under this Agreement.
          5.2.4 Refinancing. On the Closing Date, the Purchaser shall enter into agreements with banks in order to provide the Company with adequate financing to refinance any credit facility or debt instrument of the Company or any of the Group Companies (including the Notes) in accordance with their terms, and the Purchaser acknowledges and agrees that the Parent and the Selling Subsidiaries and each of their respective Affiliates shall have no liability therefor.
ARTICLE 6
INTERIM PERIOD
The Parent shall not object to the officers of the Company reasonably assisting the Purchaser with respect to:
          6.1 the preparation of the syndication of the debt, in particular through providing any useful information, participating in management presentations and helping in the drafting of information memorandum and any other required documentation.
          6.2 the filings, notifications or submissions to be made to the antitrust laws pursuant to Section 5.2.1, in particular through furnishing as promptly as possible to the Purchaser all necessary and available information and assisting as the latter may request in connection with the preparation of such necessary filings, notifications or submissions, and
          6.3 the notification in a timely fashion, whenever required, of the Group Companies creditors of the change of control with a view to obtain all waivers or prevent any adverse clause to be triggered by such creditors.
ARTICLE 7
NON COMPETITION AND NON SOLICITATION
          7.1.1 Non Competition and Non Solicitation. The Parent undertakes, and shall cause its Affiliates (other than the Group Companies) not, directly or indirectly, either alone or jointly with another person, whether on its own account or for the account of any person, or as agent, consultant or shareholder holding more than 5% of the share capital of or in any person:
(a)	for a period of three (3) years from the date hereof carry on or be engaged or concerned or interested in the Business in the countries listed below or in any enterprise conducting a share of its activities representing more than 10% in the Business in the countries listed below; and

(b)	during the period from the date hereof to 24 months after the Closing Date, solicit or entice away from any of the Group Companies, any person who is at the date hereof or at the Closing Date an employee or a member of the management of any of the Group Companies. Other than Guy Nafilyan, the members of the board of directors of the Company are not considered as members of the management of the Company.
The present non-competition undertaking shall be for France, Austria, Czech Republic, Poland, Denmark, Germany, Italy, Belgium, Spain, United Kingdom, Ireland, the Netherlands, Luxembourg and Switzerland.
ARTICLE 8
POST-CLOSING UNDERTAKINGS
          8.1 Undertaking by the Purchaser relating to purchase and sale of shares of the Company. The Purchaser undertakes for the twelve (12)-month period following the Closing Date (i) not to sell to any third Person (which excludes any Affiliate of the Purchaser) in cash, one or more blocks of shares in the Company representing at the time of such sale, individually or in aggregate, more than 2% of the issued and outstanding share capital of the Company, at a higher price per share than the Reference Price Per Share, and (ii) not to purchase shares of the Company representing at the time of such purchase (individually or in aggregate) more than 2% of the issued and outstanding share capital of the Company, at a higher price per share of the Company than the Reference Price Per Share. In case of breach of this undertaking, the Purchaser shall indemnify the Parent of its prejudice which shall be equal to (i) in case of purchase (A) the positive difference between (x) the weighted average price per share of the Company paid by the Purchaser and (y) the Reference Price Per Share, multiplied by (B) the number of Shares transferred by the Selling Subsidiaries to the Purchaser on the Closing Date and (ii) in case of sale (A) the positive difference between (x) the weighted average price per share of the Company received by the Purchaser and (y) the Reference Price Per Share multiplied by (B) the number of Company shares so agreed to be sold by the Purchaser during the twelve (12)-month period referred to above. Parent acknowledges that it will not be entitled to any further indemnification in case of breach of the obligations set forth in Section 8.1. The indemnification shall be due by the Purchaser to the Parent at the expiry of the twelve (12)-month period referred to above.
          8.2 Tax Covenants. For the purpose of this Section, when reference is made to the Purchaser “comes to know”, this means that any of the directors of the Company representing the Purchaser actually comes to know, without further investigation and enquiry, excluding, for the avoidance of doubt, any other Person and in particular any other officer and employee of the Purchaser or the Purchaser’s Affiliates including the Group Companies. Furthermore, access to any information relating to the Group Companies as provided below will be subject to prior signing of any appropriate confidentiality undertaking.
          8.2.1 Section 338(g) Elections. Except with the express written consent of the Parent, which can be withheld in Parent’s sole and absolute discretion, the Purchaser shall not make any election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Company during the period beginning on and including the Closing Date and ending on and including November 30, 2007.

          8.2.2 Amended Tax Return Filings, Refunds, and Credits. Should the Purchaser come to know that the Company or any of the Main Company Subsidiaries intend to file any amended Income Tax Return, carryback claim, or other adjustment request with respect to the Company or any of the Main Company Subsidiaries for any Tax period that includes or ends on or before the Closing Date, the Purchaser shall use its reasonable efforts to cause the Company and the Main Company Subsidiaries concerned to deliver a copy of such draft filing to the Parent and reasonably consider any comments that the Parent may make before filing such amended Income Tax Return.
          8.2.3 Post-Closing Actions Affecting Parent’s or the Selling Subsidiaries’ Liability for Taxes. The Purchaser shall cause the Company not to distribute any cash or other property to shareholders, during the period beginning on and including the Closing Date (except for the additional cash dividend provided for in Section 5.1.2) and ending on and including November 30, 2007.
          8.2.4 Access to Information. For a period of 3 years after the Closing Date, the Purchaser shall use its reasonable efforts to cause the Parent and its representatives to have reasonable access to the books and records (including the right to make extracts thereof) of the Company (and of the Main Company Subsidiaries) to the extent that such books and records are potentially relevant to the determination or calculation of (i) any Tax liability for which the Parent or any of its Affiliates (other than the Group Companies) is liable as a result of the Transaction or (ii) any Taxes of the Parent or its Affiliates (other than the Group Companies) attributable to the business assets and operations of the Company and of any of the Main Companies Subsidiaries. The Purchaser shall use its reasonable efforts to cause such access to be afforded by the Company and any of the Main Company Subsidiaries upon receipt of reasonable advance notice and during normal business hours. If the Company shall desire to dispose of any of such books and records prior to the expiration of such 3-year period, the Purchaser shall use its reasonable efforts so that, prior to such disposition, the Company cause the Parent to have a reasonable opportunity, at its expense, to segregate and remove such books and records as the Parent may select.
          8.2.5 Provision of Information. For the Company’s tax year ending November 30, 2007, the Purchaser shall use its reasonable efforts so that the Company accurately completes and delivers to the Parent the items identified in Exhibit 8.2.5 for the Company and each of its Affiliates identified in Exhibit 8.2.5 bis and any new entity which could be acquired by the Group Companies and subject to US tax filing. The Purchaser shall use its reasonable efforts so that this information be delivered to Parent no later than June 1st, 2008.
          8.2.6 Tax Contests.
(a)	The Purchaser shall notify the Parent in writing upon the Purchaser coming to know of any receipt by the Company of any request for information made in or outside of the course of a tax audit which may affect any tax liability (other than a US tax liability) for which the Parent or any of its Affiliates (other than the Group Companies) is or could be liable as a result of the Transaction. In such case, the Purchaser shall cause the Company not to answer to the Tax administration before the Company receives the comments from the Parent, which shall be given in a timely manner and which the Company shall not unreasonably withhold in the answers made to such information request. Moreover, the Purchaser shall cause the Company to provide to the Parent regular update as well as copies of correspondence exchanged with Tax administration in connection with such request for information.

(b)	The Purchaser shall use its reasonable efforts to cause the Company and any of the Main Company Subsidiaries to cooperate, as and to the extent reasonably requested by the Parent, in connection with the prosecution of any Proceeding relating to Tax directed against the Parent or any of its Affiliates (other than the Group Companies). Such cooperation shall include the retention and (upon Parent’s request) the provision of records and information which are potentially relevant to any such Proceeding and making employees reasonably available to provide additional information and explanation of any material provided hereunder. With respect to any tax imposed under the laws of France on the Parent or the Selling Subsidiaries, the Purchaser shall, and shall cause the Company and any of the Main Company Subsidiaries to, refrain from making any statement or taking any position inconsistent with such cooperation, except as may be required by applicable law.
          8.2.7 Tax Elections. During the period beginning on and including the Closing Date and ending on March 1st, 2008, the Purchaser shall cause the Company and the Main Company Subsidiaries to reasonably cooperate fully with the Parent to make any election under U.S. Internal Revenue Code section 7701 and the applicable regulations thereunder to change the U.S. tax entity classification of any of the Company Subsidiaries for a period which would include the Closing Date, provided that such election will not require any modification of the legal form or French tax status of the Company Subsidiaries and that such election will not involve any French tax consequences for the Purchaser and the Group Companies.
ARTICLE 9
CONDITIONS PRECEDENT — TERMINATION
          9.1 Conditions Precedent. The completion of the sale of the Shares is subject to the fulfillment of the following conditions:
          9.1.1 Conditions to the Obligations of the Parties:
(a)	the Antitrust Clearance(s) shall have been obtained on or prior to the Closing and remain valid on the Closing Date;

(b)	no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced on or prior to the Closing which prohibits, restrains, enjoins or restricts in any material respect the consummation of the transactions contemplated by this Agreement; and

(c)	no Proceeding by any Governmental Body or arbitration Proceeding seeking to make illegal, to enjoin or prevent in any material respect the consummation of the transactions contemplated by this Agreement shall have commenced or been threatened in writing on or prior to the Closing.
          9.1.2 For the benefit of the Purchaser. The obligation of the Purchaser to proceed with the Closing under this Agreement is subject to the fulfillment by the Parent prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by the Purchaser:
(a)	each of the representations and warranties of the Parent contained in this Agreement shall be true and correct in all material respects, except that representations and warranties set forth in Section 4.2.5 shall be true and correct in all respects, as of the date it was given and the Purchaser shall have received certificates to that effect date the Closing Date and executed by a Person duly authorized to issue such certificate in the name of the Parent; and

(b)	the Parent and the Selling Subsidiaries shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing (other than the undertaking set out in Article 6).
          9.1.3 For the benefit of the Parent and the Selling Subsidiaries. The obligation of the Parent and the Selling Subsidiaries to proceed with the Closing under this Agreement is subject to the fulfillment by the Purchaser prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by the Parent (the Selling Subsidiaries being irrevocably represented for such purpose by the Parent):
(a)	each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date it was given and the Parent shall have received certificates to that effect date the Closing Date and executed by a Person duly authorized to issue such certificate in the name of the Purchaser; and

(b)	the Purchaser shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.
          9.2 Termination.
          9.2.1 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:
          (a) by mutual written consent of the Parties;
          (b) by the Parent and the Selling Subsidiaries or by the Purchaser, if the Closing does not occur within one hundred and twenty (120) calendar days as of the date hereof (so long as the Party seeking to terminate this Agreement pursuant to this

Section 9.2.1 (b) shall not have breached its obligations under this Agreement in any manner that shall have caused the failure to complete the Transaction on or before such date);
          (c) by the Purchaser, (i) if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Parent or the Selling Subsidiaries that is not cured within ten (10) Business Days after notice thereof, and / or (ii) if the Shares, when added to the Management Shares to be actually purchased on the Closing Date, do not confer to the Purchaser at least 50.01% of the share capital and voting rights of the Company on a fully diluted basis as set forth in Section 2.1; and
          (d) by the Parent and the Selling Subsidiaries, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Purchaser that is not cured within ten (10) Business Days after notice thereof.
          9.2.2 If the Agreement is terminated pursuant to Section 9.2.1, the obligations hereunder shall automatically cease to be binding on the Parties, and no Party shall have any claim hereunder of any nature whatsoever against the other, provided that the foregoing will be without prejudice to (i) the rights of any Party in the event of a prior breach hereof by another Party (it being specified that any breach by Guy Nafilyan of his obligations under the Nafilyan Agreements shall not be regarded as a breach by the Parent or any of the Selling Subsidiaries), (ii) the provisions of the confidentiality agreement entered into by the Purchaser on February 23, 2007 (the “Confidentiality Agreement”) and (iii) the provisions of Section 9.2.3, each of which will survive the termination of this Agreement.
          9.2.3 Break up fee. In the event that the Closing is not completed within one hundred twenty (120) days after the date hereof as a result of:
          (a) this Agreement is terminated as set forth in Section 9.2.1(d) ; or
          (b) this Agreement is terminated as set forth in Section 9.2.1(c)(i) (it being agreed that a mere absence of delivery at Closing of the certificate as set forth in Section 3.2.3(d) or failure by Guy Nafilyan to sell the Management Shares shall not be considered, per se, as a material breach by the Parent), and the Purchaser or the Parent have for such reason terminated this Agreement, the Purchaser in the case of termination pursuant to Section 9.2.3(a), or the Parent in the case of termination pursuant to Section 9.2.3(b) shall pay to the other Party in immediately available funds a break up fee in the amount of 12,500,000 Euros within 30 days of such termination of this Agreement, provided that any payment of the break up fee will not limit or impair a Party’s right to any indemnification to which it may be entitled or awarded expressly under this Agreement.
ARTICLE 10
GENERAL PROVISIONS
          10.1 Cooperation. Each of the Parties hereby agrees to use its reasonable efforts to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transactions contemplated in this Agreement. In the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the transactions contemplated herein, the Parties shall take all such measures, or shall ensure that they are taken.
          10.2 Announcements. Except to the extent required by applicable Law, and subject to the terms of the Confidentiality Agreement, the Parties will mutually agree on the nature, content and timing of any and all publicity, public announcements, press releases, or other public disclosures regarding this Agreement or the transactions specifically contemplated herein (including, but not limited to, on any web site). Attached as Exhibit 10.2 is a draft press release which shall be released after the execution of this Agreement, in compliance with applicable stock regulations. The Purchaser and the Parent acknowledge that each of them will have to notify the AMF, the Company and the public of their crossing ownership thresholds and are free to do so to the extent required by applicable Law or the by-laws of the Company. The Purchaser also acknowledges that the Parent may disclose this Agreement and the transactions contemplated hereby in filings with the United States Securities and Exchange Commission.
          10.3 Absence of Third Party Rights — Assignment
          10.3.1 No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.
          10.3.2 Notwithstanding the above, the Purchaser shall have the right to have one of its Affiliates (a “Substituted Affiliate”) succeed to and be substituted for all of its rights and obligations under this Agreement and become the Purchaser under this Agreement provided that (i) Purchaser shall provide written notice to the Parent of any such substitution prior to such substitution and (ii) Purchaser hereby guarantees, and shall remain jointly (solidairement) and indivisibly (indivisiblement entre eux) liable for, the Substituted Affiliate’s performance of any and all obligations of the Purchaser under this Agreement.
          10.4 Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written (other than the Confidentiality Agreement) of the Parties with respect to the subject matter hereof.
          10.5 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties hereto. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, and no custom or practice of the Parties at variance with the terms hereof, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          10.6 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.
          10.8 Notices and Communications. Except as otherwise specifically provided for hereunder, all notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:
–	If to the Purchaser, to: 43, avenue de l’Opéra 75002 Paris France Attention: Frédéric Stévenin

–	If to the Parent or to the Selling Subsidiaries, to: 10990 Wilshire Boulevard, 7th Floor Los Angeles, California 90024 U.S.A. Attention: Chief Financial Officer
or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section. All notices or communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) on the date stated on the receipt, if hand delivered or sent by overnight courier, against a receipt signed and dated by or on behalf of the addressee, (ii) on the date of the first presentation to the addressee, if sent by registered mail with return receipt requested, or (iii) on the day after the date of dispatch, if sent by facsimile or telecopy (with a copy simultaneously sent by overnight courier, postage prepaid, return receipt requested).
          10.9 Costs. Each Party shall be responsible for payment of all fees and costs respectively incurred in connection with this Agreement and the transactions contemplated herein, including the fees and disbursements of their respective financial advisors, accountants and attorneys, whether or not mandated. Additionally, the Parent and the Selling Subsidiaries shall bear part of the costs and fees incurred by the Group Companies with respect to the transactions contemplated in this Agreement including the Transfer of

Core Intellectual Property and the Offer (including fees, costs and disbursements of various advisers but excluding those of the independent expert to be appointed by the Company in connection with the Offer), up to a maximum amount of 1,400,000 Euros (plus VAT).
          10.10 Governing Law and Disputes. This Agreement shall be governed by the Laws of the French Republic. All disputes arising in connection with this Agreement, including its interpretation or performance, shall be submitted to the sole jurisdiction of the Commercial Court (tribunal de commerce) of Paris and, as to appeals, to the Cour d’Appel of Paris.
Made in Los Angeles (California), on May 22, 2007.
In five (5) original copies.

KB Home	Kaufman and Broad Development Group

/s/ Domenico Cecere	/s/ Domenico Cecere

By: Domenico Cecere	By: Domenico Cecere

International Mortgage Acceptance Corporation	Kaufman and Broad International, Inc.

/s/ Domenico Cecere	/s/ Domenico Cecere

By: Domenico Cecere	By: Domenico Cecere

Financière Gaillon 8 SAS

/s/ Frédéric Stévenin

By: Frédéric Stévenin

Exhibits

Exhibit A-	Main Company Subsidiaries
Exhibit B-	Core Intellectual Property
Exhibit C-	Shares of the Company Restricted Stock and Stock Options Held by Mr. Nafilyan.
Exhibit 5.1.3-	Term Sheet of an Agreement between Parent and BelgeCo Relating to Intellectual Property
Exhibit 5.1.3bis-	Fairness Opinion
Exhibit 8.2.5-	Access to Information
Exhibit 8.2.5bis-	List of Entities
Exhibit 10.2-	Draft Press Release